EXHIBIT 10.36

FIRST AMENDMENT AND LEASE EXPANSION AGREEMENT

THIS FIRSTAMENDMENT AND LEASE EXPANSION AGREEMENT is made this 20th day of May; 2009; -by and between SBP LIMITED PARTNERSHIP, an Ohio limited partnership ("Landlord") and AFFYMETRIX, INC., a Delaware corporation ("Tenant").

WITNESSETH

WHEREAS, the parties entered into a Lease Agreement dated August 10, 2008 (the "Lease") for a portion of Landlord's property located at 26309 Miles Road, Warrensville Heights, OH 44128, known as Units 1, 2 and 3, deemed to contain 14,982 square feet (the "Premises"); and

WHEREAS, the parties desire to amend the Lease to (i) add additional space at another property owned by Landlord and (ii) establish the Base Rent and Term of the Lease of Additional Space.

NOW THEREFORE, in consideration of the mutual benefits to be derived, the Lease is hereby amended as follows:

1.           Tenant agrees to lease 3,630 square feet of space, known as Unit 7 (the "Additional Space") of Landlord's property located at 4920 Commerce Parkway, Warrensville Heights, OH.

2.           The Term of the Lease of Additional Space shall be month to month commencing May 1, 2009. Landlord shall have the right to terminate the Lease upon thirty (30) days advance written notice to Tenant. The "Notice Date" shall be the date the Tenant actually receives the notice.

3.           Tenant shall take occupancy of the Additional Space on May 20, 2009. The Base Rent will be pro rated on a per diem basis for the month of May.

4.           The Base Rent shall be Thirteen Hundred Seventy-Five Dollars ($1,375.00) per month, due and payable, without demand deduction of set off, on or before the first day of each month.

5.           Tenant's security deposit shall be increased by Thirteen Hundred Seventy-Five Dollars ($1,375.00) due and payable on May 20, 2009.

6.           Tenant shall pay the bills for the separately metered utilities furnished to the Premises directly to the provider. Tenant agrees to maintain the Premises at a temperature of at least 50° Fahrenheit to prevent the water pipes from freezing. Tenant shall pay to Landlord its pro rata share of the water and sewer charges for the Premises. Tenant's pro rata share is 8.8%.

7.           Tenant agrees to Lease the Additional Space "as is".

8.           Tenant will use the Additional Space for the storage of lab supplies. Tenant shall not use the Premises, the Building or the Property or allow the Premises, the Building or the Property to be used, for any purpose or in any manner which would void any policy of insurance now or hereinafter carried on the Premises, the Building or the Property; render the Premises, the Building or the Property uninsurable; or increase the rate of premiums payable on any such insurance policy. Tenant, at its sole cost and expense, shall comply with any and all. requirements of any insurance organization or company necessary for the maintenance of "all risks" insurance, including, without limitation, fire and other casualty and general public liability insurance covering the Premises, the Building and the Property.

9.           All of the terms, conditions, provisions and covenants of the Lease, except as specifically modified or amended herein, shall remain in full force and effect and apply hereto, and Landlord and Tenant agree that the terms of said Lease, as amended herein, shall continue to govern their respective rights and duties.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this First Amendment and Lease Expansion Agreement as of the day and year first above written.

SBP LIMITED PARTNERSHIP

an Ohio limited partnership

By:           Weston Inc., Agent

By:                            /s/  James A. Asher
                                   James A. Asher, President
                                  "Landlord"

Affymetrix, Inc.

A Delaware corporation

By:                            /s/ Don Turner
                                  Don Turner, Facility Manger
                                  "Tenant"